EVERTEC DECLARES QUARTERLY DIVIDEND ON COMMON STOCK
SAN JUAN, PUERTO RICO - October 21, 2021 - EVERTEC, Inc. (NYSE: EVTC) (“EVERTEC” or the “Company”) today announced that its Board of Directors (the “Board”) declared a regular quarterly dividend of $0.05 per share on October 21, 2021 to be paid on December 3, 2021 to stockholders of record as of November 1, 2021.
EVERTEC’s Board anticipates declaring this dividend in future quarters on a regular basis; however, future declarations are subject to the Board's approval and may be adjusted as business needs or market conditions change.

About Evertec

EVERTEC, Inc. (NYSE: EVTC) is a leading full-service transaction processing business in Puerto Rico, the Caribbean and Latin America, providing a broad range of merchant acquiring, payment services and business process management services. Evertec owns and operates the ATH® network, one of the leading personal identification number (“PIN”) debit networks in Latin America. In addition, the Company manages a system of electronic payment networks and offers a comprehensive suite of services for core banking, cash processing and fulfillment in Puerto Rico, that process approximately three billion transactions annually. The Company also offers technology outsourcing in all the regions it serves. Based in Puerto Rico, the Company operates in 26 Latin American countries and serves a diversified customer base of leading financial institutions, merchants, corporations and government agencies with “mission-critical” technology solutions. For more information, visit
www.evertecinc.com.

Investor Contact
(787) 773-5442
IR@evertecinc.com